EXHIBIT 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

Peapack-Gladstone Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, no par value per share	457(c) and 457(h)	857,830(3)	$27.43	$23,530,276.90	0.00015310	$3,602.49

Total Offering Amounts					$23,530,276.90		$3,602.49
Total Fee Offsets							$0.00
Net Fee Due							$3,602.49
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(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Peapack-Gladstone Financial Corporation 2025 Long-Term Incentive Plan (the “2025 LTIP”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Peapack-Gladstone Financial Corporation (the “Company”) pursuant to 17 C.F.R. Section 230.416(a).

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Company’s common stock as reported on the Nasdaq Stock Market on June 25, 2025.

(3)
Represents 390,000 shares of common stock reserved for issuance under the 2025 LTIP, plus 105,196 shares of common stock which remained available for issuance under the Peapack-Gladstone Financial Corporation 2021 Long-Term Incentive Plan (the “2021 LTIP”) and became available for issuance under the 2025 LTIP, plus up to 362,634 shares of common stock underlying outstanding awards under the 2021 LTIP that expire, are terminated, are canceled or are forfeited for any reason after April 29, 2025.

Table 2: Fee Offset Claims and Sources
N/A